Independent auditors' consent

The board and shareholders
AXP Variable Portfolio Investment Series, Inc.
     AXP Variable Portfolio - Capital Resource Fund
     AXP Variable Portfolio - International Fund
     AXP Variable Portfolio - New Dimensions Fund
     AXP Variable Portfolio - Strategy Aggressive Fund
AXP Variable Portfolio Income Series, Inc.
     AXP Variable Portfolio - Bond Fund
     AXP Variable Portfolio - Extra Income Fund
     AXP Variable Portfolio - Global Bond Fund
AXP Variable Portfolio Money Market Series, Inc.
     AXP Variable Portfolio - Cash Management Fund
AXP Variable Portfolio Managed Series, Inc.
     AXP Variable Portfolio - Managed Fund:

We consent to the use of our reports incorporated herein by reference and to the references to our Firm under the headings "Financial highlights" in Part A and "INDEPENDENT AUDITORS" in Part B of the Registration Statement.



KPMG LLP



Minneapolis, Minnesota
October 28, 1999